Exhibit 4(d)
(SUMMARY TRANSLATION)*
STATEMENT OF BUSINESS PROCEDURES
OF
JAPAN FINANCE CORPORATION FOR MUNICIPAL ENTERPRISES
(June 1, 1957)
(Amended as of April 1, 2006)
CHAPTER 1. GENERAL PROVISIONS

Article 1
     1. The object of Japan Finance Corporation for Municipal Enterprises (hereinafter referred to as the “Corporation”) shall be, for contributing to the sound operation of Municipal Enterprises, to finance local governments requiring stable funds of particularly low interest for Local Loans for their Municipal Enterprises, in order to thereby develop Municipal Enterprises of local governments and to contribute to the improvement of the welfare of local residents.
     2. The object of the Corporation shall be, in addition to the provisions of the preceding paragraph, supplementing the financing provided by ordinary financial institutions, to finance local toll-road public corporations requiring long-term funds, for the purpose of promoting the construction of local principal roads implemented by local toll-road public corporations.
     3. The object of the Corporation shall be, in addition to the provisions of the preceding two paragraphs, supplementing the financing provided by ordinary financial institutions, to finance local land-development public corporations requiring long-term funds, for the purpose of promoting the acquisition of land implemented by local land-development public corporations.

Article 2
     1. The Corporation, with a view to attaining the object specified in Paragraph 1 of the previous article, shall provide funds or subscribe for bonds issued as Local Loans for local governments which operate Municipal Enterprises.
     2. The Corporation, with a view to attaining the object specified in Paragraph 2 of the previous article, shall provide funds for local toll-road public corporations.
     3. The Corporation, with a view to attaining the object specified in Paragraph 3 of the previous article, shall provide funds for local land-development public corporations.

*	Information regarding the effective dates of various provisions as well as transitional provisions no longer effective have been omitted from “Supplementary Provisions”.

Article 3
     The Corporation, in the operation of its business, shall be attentive so that its business will be in conformity with the policy concerning the development of Municipal Enterprises, etc. of the Government, while being continuously attentive to the administrative authorities concerned.
CHAPTER 2. PROVIDING OF FUNDS

Article 4
     1. The funds (excluding the funds specified in Article 5 hereof) shall be provided pursuant to each of the following items:
(1)	Person to be provided with the funds
(a)	local governments which have obtained consent or permission for issuance of Local Loans for their Municipal Enterprises or are certain to obtain the consent or permission

(b)	local toll-road public corporations which construct local highways

(c)	local land-development public corporations which operate business similar to Municipal Enterprises
(2)	Business to be provided with the funds
(a)	local governments:

projects specified in the attached list

(b)	local toll-road public corporations:

projects concerning toll-roads (which shall be limited to development or reconstruction projects of toll-roads provided for in Article 21, Paragraph 1 of the Local Toll-Road Public Corporations Law (Law No. 82 of 1970) and further provided for as the business regarding which funds are to be provided by the Corporation in Article 20, Paragraph 1 of the Road Construction Project Special Measures Law (Law No. 7 of 1956))

(c)	local land-development public corporations:

harbor improvement projects (which shall be limited to reclamation projects) and construction projects for regional development of littoral and inland industrial areas, distribution business areas and lots to be used for offices, shops, etc.

(3)	Use of the funds

The funds shall be used for facilities, for refund of Local Loans for facilities and for payment of interest on Local Loans for facilities.

(4)	Limitation on the amount of the funds
(a)	The amount of funds to be provided for local governments shall be limited to the amount equivalent to the amount of Local Loans for which consent or permission have been obtained or for which consent or permission are certain to be obtained and will not be underwritten by Governmental funds.

(b)	The amount of funds to be provided for local toll-road public corporations shall be limited to the amount equivalent to the funds which will be necessary for construction of local highways and will not be financed by general financial institutions or the Government.

(c)	The amount of funds to be provided for local land-development public corporations shall be limited to the amount equivalent to the funds which will be necessary for business corresponding to Municipal Enterprises and will not be financed by general financial institutions.
(5)	Method of providing with funds

The funds shall be provided with through lending securities and subscribing for bonds.

(6)	Interest rate

The interest rate for funds shall be, taking expenses necessary for raising funds and other matters into consideration, as prescribed separately upon obtaining approval from the competent ministers.

(7)	Maturity

The maturity of the funds shall be within twenty-eight (28) years from the following day of the provision of the funds as prescribed separately.

(8)	Period of deferment

The period of deferment shall expire within five (5) years from the following day of the provision of the funds as prescribed separately.

(9)	Method of redemption

The funds shall be redeemed in installments or in a lump sum; provided, however, that the funds raised by the subscription of bonds shall be redeemed pursuant to the method of redemption of the bonds.

(10)	Guarantee of borrowing

With respect to the funds provided to local toll-road public corporations and local land-development public corporations (hereinafter referred to as the “Public Corporations”), the Corporation shall have local governments which have established the above Public Corporations guarantee the repayment of the borrowing.
     2. The Corporation may, notwithstanding the provisions of the foregoing paragraph, approve the assumption by other local governments of the debts regarding the funds provided to the local governments specified in Item (1) (a) of the same paragraph.

Article 5
     The provision of funds of short-term borrowing (which mean the funds to be repaid in the same fiscal year) shall be made, within the limit that it shall not affect the provision of funds in the foregoing article, as provided for in each of the following items:
(1)	Person to be provided with funds

local governments with the necessity of the funds as short-term debts concerning Municipal Enterprises

(2)	Use of funds

The funds shall be used for facilities and financial operations; provided, however, that the funds to be used for facilities shall, as a principle, be provided only for important long-term projects whose execution or continuation may be threatened without the funds.

(3)	Limitation on the amount of funds

The funds to be provided for facilities shall not exceed the amount equivalent to the amount of Local Loans for which consent or permission are certain to be obtained in the relevant year, while the funds to be provided for the financial operation shall be the amount which is necessary for the adjustment of a temporary shortage of cash appertaining to revenue and expenditure of local governments.

(4)	Maturity

The funds shall be repaid within the period not exceeding three (3) months which is necessary for adjustment of the temporary shortage of cash appertaining to revenue and expenditure of local governments.

(5)	Refinancing

Notwithstanding the provision of the immediately preceding paragraph, the funds may be refinanced for a period not exceeding three (3) months, if such refinancing is inevitable.

(6)	Method of repayment

The repayment shall be made in a lump sum.

(7)	Others

Items (2), (5) and (6) of the foregoing Article shall be applied mutatis mutandis in addition to each item of this article.
CHAPTER 3. ENTRUSTMENT OF BUSINESS

Article 6
     The Corporation may entrust a part of the business of investigation concerning the provision of funds to prefectures.

Article 7
     The Corporation may entrust the business concerning provision of funds, collection of principal and interest and other business in connection with provision and collection of funds to financial institutions (hereinafter referred to as the “Trustee”), except for the decision for providing funds.

Article 8
     The business shall be entrusted pursuant to each of the following items:
(1)	The Corporation, in case of entrustment of business, shall make a contract of business entrustment and pay the commission as prescribed separately.

(2)	The Trustee, after receiving the funds necessary for the entrusted business, shall pay the interest to the Corporation as prescribed separately.

(3)	The expenses in connection with such entrusted business incurred by the Trustee or the prefectures which have been entrusted with part of the investigation business concerning the provision of funds shall, as a principle, be paid by such Trustee or prefectures.

(4)	The Trustee shall keep a separate account regarding the entrusted business, and shall report with respect thereto.

Supplementary Provisions (Excerpts)
1.	The Corporation for the time being will do the business of providing funds necessary for afforestation, improvement, construction and reconstruction of pastures entrusted by the Agriculture, Forestry and Fishery Finance Corporation.

2.	The Corporation may, in addition to the business provided for in Article 2 hereof and the immediately preceding paragraph, provide funds for local loans (which shall mean local loans other than those relative to Municipal Enterprises; hereinafter the same in this paragraph) for the following types of projects, which are approved or permitted as especially necessary for the smooth completion of construction projects implemented by local governments in view of the actual situation of local finance, or subscribe for the bonds issued as such local loans:
(1)	Local road construction projects;

which shall mean the construction projects of prefectural or municipal roads (excluding those projects for which expenses are wholly or partially borne by the Government), for which expenses are considered necessary to be financed especially through local loans for the purpose of their smooth completion;

(2)	Watercourse improvement projects;

which shall mean the projects of construction works of watercourse administration facilities (which shall mean the watercourse administration facilities specified in Article 3, Paragraph 2 of the River Law (Law No. 167 of 1964)) or sand control facilities (which shall mean the sand control facilities specified in Article 1 of the Sand Control Law (Law No. 29 of 1897 )) or any other land conservation, or the construction projects of urban sewers (which shall mean the urban sewers specified in Article 2, Item (5) of the Sewerage Law (Law No. 79 of 1958)) (excluding those projects for which expenses are wholly or partially borne by the Government), for which expenses are considered necessary to be financed especially through local loans for the purpose of their smooth completion.

(3)	High school construction projects;

which shall mean the construction projects of worn-out or dangerous facilities or construction projects caused by the removal of high schools facilities (which shall mean high schools, the upper half course of junior high schools and high school classes of schools for the blind, the deaf or the handicapped specified in the School Education Law (Law No. 26 of 1947)), for which expenses are considered necessary to be financed especially through local loans for the purpose of their smooth completion.
3.	The provisions of Article 4 hereof shall apply mutatis mutandis to the cases specified in Paragraph 2 above. In such cases, “Local Loans for their Municipal Enterprises” referred to in Item 1-(a), Paragraph 1 of the said article and “projects specified in the attached list” referred to in Item 2-(a), Paragraph 1 of the said article shall be read respectively as “local loans relating to each item, Paragraph 2 of the Supplementary Provisions” and “projects specified in each item, Paragraph 2 of the Supplementary Provisions”.

Attached List
1.	Water supply projects

2.	Industrial water supply projects

3.	Transportation projects

4.	Electricity supply projects

5.	Gas supply projects

6.	Harbor improvement projects (which shall be limited to reclamation projects and projects to lease cargo-handling machines, barracks, warehouses, timber-yards, and pilot boats.)

7.	Hospital projects

8.	Nursing care service projects

9.	Market projects

10.	Slaughterhouse projects

11.	Recreation facilities projects

12.	Toll-road projects

13.	Parking projects

14.	Among land construction projects for regional development, construction projects of littoral industrial areas and other littoral areas, inland industrial areas, distribution business areas, lots to be used for offices, shops, etc. and housing areas (including land for facilities in connection with the above), and land construction projects for housing concerned with land division adjustment projects

15.	Public and regional sewerage projects

16.	Urban area revival projects

17.	Public housing projects

18.	Industrial waste disposal projects